THE NEW YORK TIMES COMPANY
EXECUTIVE SEVERANCE PLAN

Effective January 15, 2026

ARTICLE 1
INTRODUCTION
The New York Times Company (the “Company”) hereby adopts The New York Times Company Executive Severance Plan (the “Plan”), effective as of January 15, 2026, (the “Effective Date”). Severance benefits for eligible Executives (as defined below) shall be determined exclusively under this Plan, and no amounts shall be payable to any Participant under any other Company severance plan or policy.
The Plan is intended (i) to fall within the definition of an “employee welfare benefit plan” under Section 3(1) of ERISA, (ii) to be a “top hat” welfare plan as that term is used in ERISA, and (iii) to be a “separation pay plan” under Code Section 409A, in accordance with the regulations issued thereunder and related guidance, and shall be maintained, interpreted and administered accordingly. The Plan is “unfunded” for purposes of both ERISA and the Code, which means that any assets set aside to provide benefits under the Plan shall at all times be subject to the claims of the Company’s general unsecured creditors in the event of Company’s insolvency.
The Plan may not be amended or changed except in accordance with the provisions set forth below.
ARTICLE 2
DEFINITIONS AND INTERPRETATIONS
The following definitions and interpretations of important terms apply to the Plan:
“Board” means the Board of Directors of the Company.
“Cause”, for any particular Executive, has the meaning ascribed thereto in any effective employment agreement between such Executive and the Company or the Employer, or, if no employment agreement is in effect that contains a definition of “Cause”, then Cause means any one of the following reasons for the discharge or other separation of an Executive from employment with the Employer: (a) willful and gross misconduct; (b) conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or dishonesty or a felony; (c) material breach of any non-competition, non-solicitation, or confidentiality agreement with the Company or any subsidiary, including the Restrictive Covenant Agreement; (d) willful failure to substantially perform the Executive’s duties (other than such failure resulting from the Executive’s Disability) that is not cured within 30 days after the Executive is provided notice of such failure; or (e) willful and material violation of the Company’s code of conduct or any analogous code of ethics or similar policy in effect from time to time.
The determination of whether a discharge or other separation from employment is for Cause shall be made by the Company, in its sole and absolute discretion, and such determination shall be conclusive and binding on the Plan Administrator, Compensation Committee, the Employer and the affected Executive.

If an Executive is terminated from employment and it is subsequently determined that, by virtue of conduct or circumstances, arising either before or after the termination, the Executive or former Executive engaged in conduct that would have constituted Cause, the termination will be deemed to have been as a result of Cause, and the individual will be ineligible for benefits under the Plan. In such circumstances, in the event that Plan benefits have already been paid by the Employer, the Employer shall be entitled to recover any such benefits.
“Change in Control” has the meaning set forth in the Company’s 2020 Incentive Compensation Plan as in effect on the Effective Date.

“CiC Period” means the period beginning upon a Change in Control and ending 12 months following such Change in Control.
“CiC Termination” means, with respect to an Executive who is a member of the Company’s Executive Committee, as designated by the Chief Executive Officer or the Publisher of the Company, (a) a Qualifying Termination or (b) an Executive’s resignation for Good Reason, which in either case occurs during the CiC Period. For clarity, if an Executive participates in the Plan solely by reason of being a Section 16 Officer (and is not a member of the Company’s Executive Committee), such Executive shall not incur a CiC Termination and all of such Executive’s severance payments and benefits pursuant to the Plan shall be determined in accordance with Section 4.01.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and the regulations promulgated thereunder.
“Code” means the Internal Revenue Code of 1986, as amended.
“Compensation Committee” means the Compensation Committee of the Board.
“Disability” means an Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
“Employer” means the Company and any affiliate, division, or subsidiary of the Company that employs an Executive.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Executive” means any employee of the Employer who:
(a)    has executed a Restrictive Covenant Agreement;
(b)    is a member of the Company’s Executive Committee, as designated by the Chief Executive Officer or the Publisher of the Company, and/or a Section 16 Officer; and
(c)    has not entered into an individual offer letter or employment agreement or other agreement that provides for severance or separation compensation in the event of a qualified termination of employment.

“Executive Severance Plan Administrative Committee” means, initially, the Chief Financial Officer of the Company and Chief Human Resources Officer of the Company, and thereafter any other committee of one or more persons appointed by the Compensation Committee. Executive Severance Plan Administrative Committee members may be, but need not be, employees of the Company. As long as there are three or more members of the Executive Severance Plan Administrative Committee, the Executive Severance Plan Administrative Committee shall act on majority, and if there are fewer members, unanimously.
“Good Reason” means the occurrence of any one of the following without the Executive’s express written consent: (i) a material reduction in the Executive’s then current base salary (other than an across-the-board reduction applicable to similarly situated executives); (ii) material diminution in the Executive’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); or (iii) relocation of the Executive’s primary work location which increases the Executive’s daily commute by more than 50 miles each way; provided that, in order to terminate employment for Good Reason: (A) the Executive must provide the Employer with a written notice detailing the specific circumstances alleged to constitute Good Reason within 90 days after the first occurrence of such circumstances or the Executive will be deemed to have waived the Good Reason event; (B) the Employer shall have 30 days after receiving such notice to remedy the condition; and (C) if the condition is remedied within 30 days, then Good Reason shall not exist. If the condition is not remedied within 30 days, then the Executive must resign within 30 days following the expiration of the remedy period in order for such resignation to be for Good Reason.
“Months of Service” means for any particular Executive, the number of completed months that elapsed during the period beginning on the Executive’s most recent date of hire by the Employer and ending on the Termination Date.
“Participant” means an Executive (or former Executive) who has become entitled to benefits in accordance with Article 3. A former Executive who has become entitled to benefits under Article 3 shall cease being a Participant once all severance due to such individual under the Plan has been paid or such individual breaches a term of the Plan.
“Plan Administrator” means the Executive Severance Plan Administrative Committee or such other person or persons appointed from time to time by the Executive Severance Plan Administrative Committee to administer the Plan.
“Qualifying Termination” means a termination of an Executive’s employment with the Employer for any reason except termination under any of the following circumstances:
(a)    a termination of an Executive’s employment by the Employer for Cause;
(b)    an Executive’s voluntary resignation (other than a resignation for Good Reason upon or within 12 months following a Change in Control);
(c)    an Executive’s job abandonment;
(d)    an Executive’s death or Disability;

(e)    the Employer or its businesses or affiliated companies (or a joint venture owned by such entity) offers employment to an Executive (whether or not the Executive accepts the position) in a position the geographic base of which would require the Executive to commute daily no more than 50 miles each way farther than the Executive was required to commute in the Executive’s previous position (or which allowed for remote work);
(f)    an Executive works in a business (or portion of a business) of the Employer which is (i) sold in whole or in part to another entity, whether by sale of equity or assets, (ii) merged or consolidated with another entity or is part of a similar corporate transaction, or (iii) outsourced to another entity, and in each case, the Executive is offered employment with the purchaser or surviving business or the entity to which the business is outsourced (whether or not the Executive accepts any such position with the purchaser, surviving business, or other entity) in a comparable position, the geographic base of which would require the Executive to commute daily no more than 50 miles each way farther than the Executive was required to commute in the Executive’s previous position (or which allowed for remote work);
(g)    an Executive fails to return to active employment after cessation of a Disability or following the expiration of a leave; or
(h)    an Executive accepts any offer of employment by the Employer or any of its subsidiaries or affiliates (regardless of the terms of such offer).
An Executive’s Qualifying Termination shall be deemed effective on the last day of the Executive’s employment with the Employer.
“Restrictive Covenant Agreement” means an agreement in a form provided by the Employer in which the Executive agrees to comply with certain restrictive covenant obligations, which may include without limitation, confidentiality, non-competition, non-solicitation, and non-disparagement provisions, in consideration for participating in the Plan.
“Section 16 Officer” means an “officer” (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended) who is required to make filings under Section 16(a)(1) of the Securities Exchange Act of 1934, as amended.
“Section 409A Specified Employee” means a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), as determined by the Company.
“Termination Date” means the date on which a Qualifying Termination or CiC Termination occurs.
“Week of Base Pay” means the Executive’s weekly base salary at the time of such Executive’s Qualifying Termination or CiC Termination, as applicable, as reflected on the Employer’s payroll records, and not including bonuses, overtime pay, commissions, incentive or deferred compensation or any other additional compensation.

For purposes of this Plan, an Executive’s base salary or pay shall include such Executive’s gross base salary or pay and shall not be reduced by any salary reduction contributions made on the Executive’s behalf to any plan of the Employer under Code Section 125 or 401(k), but shall not include any discretionary contributions made by the Employer to the Employer’s Deferred Executive Compensation Program, or any successor plan.
ARTICLE 3
ELIGIBILITY FOR BENEFITS
Section 3.01.    Eligibility for Benefits. An Executive shall become a Participant and be entitled to the benefits set forth in Article 4 if (a) the Executive experiences a Qualifying Termination or CiC Termination; (b) the Restrictive Covenant Agreement is in effect as of the date of the Qualifying Termination or CiC Termination; and (c) the Executive satisfies the requirements of Section 3.02 and Section 3.03. An Executive shall be a Participant as long as the Executive continues to comply with Executive’s obligations under the Restrictive Covenant Agreement and the Plan, in each case as determined by the Plan Administrator. In the event that the Executive breaches any of the Executive’s obligations under the Restrictive Covenant Agreement or the Plan, the Executive will cease to be a Participant and will no longer be eligible to receive any further payments or benefits under the Plan. In addition, in the event of such breach, the Employer shall be entitled to recovery of any payments and benefits previously provided under the Plan.
Section 3.02.    Release Requirement. All benefits under this Plan shall be provided in consideration for, and conditioned upon, execution of an effective general release of all claims, known or unknown, arising on or before the date of execution, against the Employer, its affiliates and their respective officers and directors, in a form provided by the Employer (a “Release”) that has become irrevocable (by virtue of the expiration of any revocation time set forth in the Release) within 60 days following the Termination Date (or such earlier date as set forth in the Release). The Release shall not become effective until the day following the end of any applicable revocation period (the “Release Effective Date”). No payments due to the Participant under the Plan shall be made or begin before the Release Effective Date. In all cases, commencement of payment to a Section 409A Specified Employee is subject to the provisions of Section 6.02.
Section 3.03.    No Duplication of Benefits. In order to receive benefits under the Plan, an Executive may not be entitled or eligible to receive any other severance, separation, notice or termination payments on account of the Executive’s employment with the Employer under any other plan, policy, program or agreement unless required by applicable law or any individual employment, separation, retention or severance agreement. With respect to each Participant, the Plan replaces and supersedes any and all such rights under any individual employment, separation, retention or severance agreement as well as any other severance plans, policies, practices and/or arrangements of the Company and any of its affiliates. For clarity, each Executive is not eligible to receive any payments or benefits under the Company’s Severance Pay Plan or any successor plan.

ARTICLE 4
THE AMOUNT OF BENEFITS
A Participant who is entitled to benefits in accordance with Article 3, will be entitled to receive the benefits provided in this Article 4.
Section 4.01.    Qualifying Termination Severance Benefits. If a Participant incurs a Qualifying Termination (other than, in the case of Executive Committee members, as designated by the Chief Executive Officer or the Publisher of the Company, a Qualifying Termination that occurs during the CiC Period), the Participant shall be entitled to the following severance benefits under the Plan:
(a)    Cash Severance. The Participant shall be entitled to cash severance determined in accordance with the table below:

Participant Role	Cash Severance Amount
Member of the Executive Committee	52 Weeks of Base Pay
Section 16 Officer that is not a member of the Company’s Executive Committee	1 Week of Base Pay per 6 Months of Service, with a minimum of 26 Weeks of Base Pay and a maximum of 52 Weeks of Base Pay

The number of weeks determined by applying the applicable formula above is called the “Severance Period” for the purposes of the Plan. Cash severance will be paid to each Participant during the Severance Period in accordance with the Employer’s customary payroll practices (but no less frequently than monthly); provided that severance payments will commence on the first administratively feasible payroll date following the Release Effective Date, but in no event later than the 60th day following the Termination Date.

(b)    Additional Severance Payment in lieu of AIP. If a Participant has completed at least 6 Months of Service during the performance year in which the Termination Date occurs, the Participant will be entitled to a severance payment equal to (a) the bonus that the Participant would have earned under the Company’s Annual Incentive Plan (“AIP”) for the performance year in which the Termination Date occurs if the Participant’s employment had not terminated, multiplied by (b) a fraction where (i) the numerator is the number of days that the Participant was employed by the Employer during the applicable performance year and (ii) the denominator is 365. If a Participant completes the entire performance year and the Termination Date occurs before AIP bonuses are earned and paid to employees for such performance year, the Participant will receive a severance payment for the full performance year in lieu of a bonus under the AIP. The severance payment will be calculated by using the Participant’s target for the personal performance portion of the AIP, and the Company performance portion will be based upon actual performance, pursuant to the terms of the AIP.  In either case, the severance payment in lieu of AIP (if any) shall be paid to each Participant in the calendar year following the appliable performance year, no later than March 15th. If a Participant is entitled to a greater benefit under the AIP (including, in the event a Qualifying Termination also satisfies the conditions for retirement under the AIP), such Participant will receive the benefit under the AIP rather than a severance payment under this Section 4.01(b) and such Participant shall not be entitled to any payment in respect of the AIP under this Plan.
(c)    Continued Health Coverage. If a Participant is covered by the Company’s group medical, dental, prescription, or vision plans (“Group Health Plans”) as of the Termination Date, the Participant and the Participant’s eligible dependents who are covered under any of the applicable Group Health Plans will be entitled to continued participation in the applicable Group Health Plan for a period equal to the number of weeks comprising the Severance Period, at the same contribution rate as applicable to active employees. If the Participant becomes employed by another employer during the Severance Period, and becomes eligible to receive coverage under such other employer’s group health plans, the Participant, and such Participant’s dependents’ continued coverage under the Employer’s Group Health Plans shall cease. Participants are obligated to notify the Plan Administrator of any such coverage within ten days before the Participant becomes eligible for such coverage.
(d)    Potential Further Health Coverage. Following the period of extended coverage, the Participant may be able to continue his or her Group Health Plan coverage in accordance with COBRA and the terms of the applicable Group Health Plan. If the Participant elects COBRA coverage or is otherwise eligible for retiree medical coverage under a plan of the Company, such coverage will commence at the end of the period of extended coverage.
(e)    Outplacement. The Employer will provide each Participant with outplacement services at a level and in a manner determined by the Company for the Severance Period, not to exceed $25,000 or 12 months, whichever is first attained.
Section 4.02.    Change in Control Severance Benefits. If Participant incurs a CiC Termination, then in lieu of the severance benefits described in Section 4.01, the Participant shall be entitled to the following severance benefits under the Plan:
(a)    Cash Severance. A lump sum cash severance payment equal to 1.5 times the Participant’s cash severance amount calculated in accordance with the table in Section 4.01(a) above (i.e., 78 Weeks of Base Pay), payable within 60 days following the Termination Date, except as otherwise provided in Section 6.02 below.
(b)    Additional Severance Payment in lieu of AIP. If a Participant has completed at least 6 Months of Service during the performance year in which the Termination Date occurs, the Participant will be entitled to a severance payment equal to (a) the bonus that the Participant would have earned under the AIP for the performance year in which the Termination Date occurs if the Participant’s employment had not terminated, multiplied by (b) a fraction where (i) the numerator is the number of days that the Participant was employed by the Employer during the applicable performance year and (ii) the denominator is 365. If a Participant completes the entire performance year and the Termination Date occurs before AIP bonuses are earned and paid to employees for such performance year, the Participant will receive a severance payment in lieu of a bonus under the AIP. The severance payment will be calculated by using the Participant’s target for the personal performance portion of the AIP, and the Company performance portion will be based upon actual performance, pursuant to the terms of the AIP.  The severance payment in lieu of AIP (if any) shall be paid to each Participant in the calendar year following the appliable performance year, no later than March 15th. If a Participant is entitled to a greater benefit under the AIP (including, in the event a CiC Termination also satisfies the conditions for retirement under the AIP), such Participant will receive the benefit under the AIP rather than a severance payment under this Section 4.02(c) and such Participant shall not be entitled to any payment in respect of the AIP under this Plan.
(c)    Continued He    alth Coverage. A lump sum cash payment equal to the product of (i) the monthly COBRA premium cost for COBRA continuation coverage, less an amount equal to the premium charge that is paid by active employees for such coverage as in effect on the Termination Date and (ii) 18 (representing 18 months), based on the COBRA rates in effect on the Termination Date. Such lump sum shall be determined on an after-tax basis, and will be payable within 60 days following the Termination Date.
(d)    Potential Further Health Coverage. The Participant shall be able to continue his or her Group Health Plan coverage in accordance with COBRA and the terms of the applicable Group Health Plan.
(e)    Outplacement. The Employer will provide each Participant with outplacement services at a level and in a manner determined by the Company, not to exceed $25,000 or 12 months, whichever is first attained.
Section 4.03.    Equity Awards. Any equity awards held by a Participant that experiences a Qualifying Termination or CiC Termination shall be governed by the terms of the applicable award agreements and the Company’s 2020 Incentive Compensation Plan, or any successor plan under which the award was granted.
ARTICLE 5
HOW SEVERANCE WILL BE PAID
Section 5.01.    EFT. If a Participant has completed an electronic transfer of funds (“EFT”) authorization for the direct deposit of the Participant’s wages prior to a Qualifying Termination or CiC Termination, the EFT authorization shall be deemed to apply to cash payments under the Plan unless the EFT authorization is revoked by the Participant.
Section 5.02.    Payments to Estate. In the event the Participant dies before receiving all severance payments due to the Participant under the Plan, any remaining amounts will be paid in a lump sum to the administrator or executor of the Participant’s estate, as soon as administratively possible following the Participant’s death.
ARTICLE 6
TAX PROVISIONS
Section 6.01.    Withholding. All payments and benefits under this Plan shall be subject to applicable withholding taxes.

Section 6.02.    Section 409A. The Plan shall be interpreted and administered consistent with the requirements of Code Section 409A. To the fullest extent applicable, severance benefits payable under the Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Code Section 409A in accordance with one or more of the exemptions available under Code Section 409A and, to the extent that any severance benefit payable under the Plan is or becomes subject to Code Section 409A, the Plan is intended to comply with the applicable requirements of Code Section 409A with respect to such benefit.
For purposes of Code Section 409A, each installment payment provided pursuant to the Plan shall be treated as a separate payment. All reimbursements and in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Code Section 409A. To the extent required by Code Section 409A, “Termination Date”, “Qualifying Termination” “termination of employment for Good Reason” and similar terms or phrases shall mean the Participant’s separation from service within the meaning of Code Section 409A. Notwithstanding anything in the Plan to the contrary, to the extent required to comply with Code Section 409A, if a Change in Control does constitute a “change in ownership”, a “change in effective control”, or a “change in ownership of a substantial portion of the Company’s assets”, as defined by Code Section 409A, payment of the severance benefit described in Section 4.02(a) shall be made in installments in accordance with the Company’s payroll practices (but no less frequently than monthly) during the Severance Period. In no event may a Participant designate the year of payment for any amounts payable under the Plan. Notwithstanding any provision of the Plan to the contrary, if the payments and benefits provided for under the Plan are subject to Code Section 409A, in no event shall the timing of a Participant’s execution of the Release, directly or indirectly, result in the Participant designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year depending on the date of execution of the Release, payment shall be made in the later taxable year.
Notwithstanding anything in the Plan or elsewhere to the contrary, if a Participant is a Section 409A Specified Employee and the Company reasonably determines that any portion of the benefits payable under the Plan constitutes nonqualified deferred compensation that will subject the Participant to “additional tax” under Code Section 409A(a)(1)(B) with respect to the payment of such benefit if paid at the time specified in Article 4, then the payment of such portion shall be postponed to the first business day of the seventh month following the date of the Qualifying Termination or CiC Termination or, if earlier, the date of the Participant’s death (the “Delayed Payment Date”). To the extent consistent with Code Section 409A, payment of the withheld and accumulated payments (with interest as calculated below) shall be treated as made on the Delayed Payment Date if the payment is made on such date or on a later date within the same calendar year as the Delayed Payment Date, or, if later, by the 15th day of the third month following the Delayed Payment Date, provided that the Participant may not, directly or indirectly, designate the year of payment. In the event that this Section 6.02 requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date.
Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Code Section 409A, and in no event shall the Company or any Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Code Section 409A.

Section 6.03.    Section 280G. If any payment or benefit a Participant would receive pursuant to this Plan or otherwise (“Payment”) would: (a) constitute a “parachute payment” within the meaning of Code Section 280G, and (b) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (ii) the largest portion, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for the Participant and in compliance with Code Section 409A. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. All determinations to be made under this Section 6.03 shall be made by an independent public accounting firm selected by the Company immediately prior to an event giving rise to a potential parachute payment (the “Accounting Firm”), which shall provide its determinations and any supporting calculations to both the Company and any impacted Participant within 30 days after such event. Any such determination by the Accounting Firm shall be binding upon the Company, the Employer and the applicable impacted Participant. All of the fees and expenses of the Accounting Firm in performing the determinations shall be borne solely by the Company.
ARTICLE 7
MISCELLANEOUS PROVISIONS
Section 7.01.    Amendment and Termination. The Company reserves the right, in its sole and absolute discretion, to terminate, amend or modify the Plan, in whole or in part, at any time and for any reason, by an action of the Compensation Committee; provided that, the Plan may not be amended, modified or terminated in any manner which impairs the rights of Executives under the Plan during the CiC Period. If the Plan is terminated, amended or modified in accordance with the preceding sentence, an Executive’s right to participate in, or to receive benefits under, the Plan may be changed; provided, however, that severance payable (or which becomes payable) to a Participant who has incurred a Qualifying Termination or CiC Termination prior to such termination, amendment or modification of the Plan, shall not be reduced by the termination, amendment or modification.
Section 7.02.    No Additional Rights Created. The establishment of this Plan, any modification to the Plan, or the payment of any benefits under the Plan, shall in no case be construed as giving to any Participant, Executive (or any beneficiary of either), or other person any legal or equitable right against the Employer or any officer, director or employee thereof. In no event shall the terms and conditions of employment by the Employer of any Executive be modified or in any way affected by this Plan.
Section 7.03.    Incompetency. If the Plan Administrator finds that a Participant is unable to care for his or her affairs because of illness or accident, then any benefit payable under the Plan to or for the benefit of the Participant shall be deemed paid when paid to the Participant’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Employer, the Plan Administrator and all other parties with respect thereto.
Section 7.04.    Records. The records of the Employer with respect to Months of Service, Weeks of Base Pay, employment history, base pay, absences, and all other relevant matters shall be conclusive for all purposes of this Plan.
Section 7.05.    Applicable Law; Construction. The respective terms and provisions of the Plan shall be construed, whenever possible, to be in conformity with the requirements of applicable law. The construction and administration of the Plan shall be in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York (without reference to its conflicts of law provisions).
Section 7.06.    Severability. Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.
Section 7.07.    Plan Not a Contract of Employment. Nothing contained in this Plan shall be held or construed to create any liability upon the Employer to retain any Executive in its service. Each Executive’s employment is and shall continue to be “at-will”, as defined under applicable law.
Section 7.08.    Financing. The benefits payable under this Plan shall be paid out of the general assets of the Employer. No Participant or any other person shall have any interest whatsoever in any specific asset of any Employer. To the extent that any person acquires a right to receive payments under this Plan, such right shall not be secured by any assets of any Employer.
Section 7.09.    Company Policies. Participants and any severance benefits to which Participants shall be entitled under this Plan shall be subject to any applicable clawback or recoupment policies of the Company (including without limitation any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or that is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law), as in effect from time to time and as approved by the Board, the Compensation Committee, or duly authorized committee thereof, whether or not such policies are approved before or after the Effective Date.
Section 7.10.    Nontransferability. In no event shall the Company (or any other Employer) make any payment under this Plan to any assignee or creditor of a Participant, except as otherwise required by law. Prior to the time of a payment hereunder, a Participant shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.
Section 7.11.    Successors. This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant and any successor to the Company.

ARTICLE 8
WHAT ELSE PARTICIPANTS NEED TO KNOW ABOUT THE PLAN
Section 8.01.    Claim Procedure. An Executive, former Executive, Participant or any such individual’s beneficiary (if applicable, and collectively referred to as the “Executive” in this Claim Procedure) may file a written claim with the Plan Administrator with respect to the Executive’s rights to receive a benefit from the Plan. The claim must be filed within one (1) year after the Executive’s Qualifying Termination or CiC Termination or else it will be forever barred and waived. The Executive will be informed of the decision of the Plan Administrator with respect to the claim within 90 days after it is filed. Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review a claim. If this occurs, the Executive will be notified in writing as to the length of the extension, the reason for the extension, and any other information needed in order to process the claim. If the extension is required due to the Executive’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the Executive responds to the request for information. If an Executive is not notified within the 90-day (or 180-day, if so extended) period, the Executive may consider the claim to be denied.
If a claim is denied, in whole or in part, or any adverse benefit determination is made with respect to the claim, the Executive will be notified in writing of the specific reason(s) for the denial, the exact Plan provision(s) on which the decision was based, what additional material or information is relevant to the Executive’s case, and what procedure the Executive should follow to get the claim reviewed again, as well as a statement of the right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
The Executive then has 60 days to appeal the decision to the Compensation Committee. The appeal must be submitted in writing to the Compensation Committee. The Executive will be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim. The Executive may also submit to the Compensation Committee written comments, documents, records, and other information related to the claim.
A decision as to an Executive’s appeal will be made within 60 days after the appeal is received. Under special circumstances, the Compensation Committee may require an additional period of not more than 60 days to review an appeal. If this occurs, the Executive will be notified in writing as to the length of the extension, not to exceed 120 days from the day on which the appeal was received. If the extension is required due to the Executive’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the Executive responds to the request for information. The review by the Compensation Committee will take into account all comments, documents, records, and other information the Executive submits relating to the claim.
If an Executive’s appeal is denied, in whole or in part, the Executive will be notified in writing of the specific reason(s) for the denial and the exact Plan provision(s) on which the decision was based. The Executive will also receive a statement of the Executive’s right to bring a civil action under Section 502(a) of ERISA. The decision on an appeal of the Compensation Committee will be final and binding on all parties and persons affected thereby. If an Executive is not notified within the 60-day (or 120-day, if so extended) period, the Executive may consider the appeal as denied.
These procedures must be exhausted before an Executive may bring a legal action seeking payment of benefits. In any case, an Executive may not bring a legal action seeking payment of benefits more than one year after the Executive receives written notice of the decision on the appeal.
Section 8.02.    Special Rules Applicable to Claims that Necessitate a Determination of Disability. Notwithstanding the foregoing, in the case of any claim necessitating a determination of Disability, the following rules additional rules shall apply:
(a)    Review Claim File – An Executive shall be given the right to review their claim file, including access to and copies of documents, records and other information relevant to their claim.
(b)    Opportunity to Present Evidence and Testimony – Executives shall be given the opportunity to present evidence and testimony as part of the appeals process. The terms “evidence” and “testimony” shall be interpreted in accordance with Department of Labor guidance.
(c)    Disclosure of New Rationale and Opportunity to Respond – In the event the Compensation Committee considers, relies upon or generates new or additional evidence in connection with the claim, or is considering a new or additional rationale for the denial of the claim at the internal claims appeal stage, the Compensation Committee shall advise the claimant in advance of the determination of the new evidence or rationale being considered, and shall allow the claimant no less than 45 days to respond to such new evidence or rationale.
(d)    No Conflict of Interest – The Company shall not consider, in connection with any decision regarding the hiring, compensation, promotion, termination or other similar matters with respect to an individual involved, directly or indirectly, with the evaluation or determination of the claims or appeals of any claimant, whether or not such individual is likely to support the denial of benefits to a claimant.
(e)    Basis for Disagreement or Not Following Advice – Any notice of denial shall contain a discussion of the decision, including an explanation of the basis for disagreeing with or not following:
(i)    The views presented by the claimant to the Plan of health care professionals treating the claimant and vocational professionals who evaluated the claimant;
(ii)    The views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and
(iii)    A Disability determination regarding the claimant presented by the claimant to the Plan made by the Social Security Administration.
(f)    Scientific or Clinical Judgment – If an adverse determination is based on a medical necessity or experimental treatment or similar exclusion or limit, the notice of denial shall contain either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation shall be provided free of charge upon request.
(g)    Information to be Culturally and Linguistically Appropriate – Any notice of denial shall be provided in a culturally and linguistically appropriate manner, as determined by the Plan Administrator or the Compensation Committee, as applicable, in accordance with ERISA.
(h)    Information Regarding Claims Deadline – The notice on denial shall describe any applicable contractual limitations period that applies to the claimant’s right to bring such an action, including the calendar date on which the contractual limitations period expires for the claim as set forth in the Plan.
Section 8.03.    Plan Interpretation and Benefit Determination. The Plan Administrator shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other documents and to decide all factual and legal matters arising in connection with the operation or administration of the Plan.
Without limiting the generality of the foregoing paragraph, the Plan Administrator shall have the sole and absolute discretionary authority to:
(a)    take all actions and make all decisions (including factual decisions) with respect to the eligibility for, and the amount of, benefits payable under the Plan to Executives or Participants or their beneficiaries;
(b)    formulate, interpret and apply rules, regulations and policies necessary to administer the Plan;
(c)    decide questions, including legal or factual questions, relating to the calculation and payment of benefits, and all other determinations made, under the Plan;
(d)    resolve and/or clarify any factual or other ambiguities, inconsistencies and omissions arising under the Plan; and
(e)    process, and approve or deny, benefit claims and rule on any benefit exclusions.
All determinations made by the Plan Administrator (or, where applicable, the Compensation Committee) with respect to any matter arising under the Plan shall be final and binding on the Employer, Executive, Participant, beneficiary, and all other parties affected thereby. The Plan Administrator may appoint one or more individuals and delegate such of its powers and duties as it deems desirable to any such individual(s), in which case every reference herein made to the Plan Administrator shall be deemed to mean or include the appointed individual(s) as to matters within their jurisdiction.